UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
 ____________________
Date of Report (Date of earliest event reported): January 8, 2019
Accenture plc
(Exact name of registrant as specified in its charter)

Ireland	001-34448	98-0627530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Grand Canal Square
Grand Canal Harbour
Dublin 2, Ireland
(Address of principal executive offices)
Registrant’s telephone number, including area code: (353) (1) 646-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Accenture has announced that Mr. Pierre Nanterme has stepped down as Chairman and CEO and as a director of the Company for health reasons that were previously disclosed in July 2016. On January 8, 2019, the Board of Directors of Accenture plc (the “Company”) appointed David Rowland, the current chief financial officer of the Company, to become interim chief executive officer and a director of the Company, effective January 10, 2019.

The Board appointed Marge Magner, a director of the Company since 2006 and Lead Director since 2014, to serve as non-executive chair of the Board, effective January 10, 2019.

The Board also appointed KC McClure as chief financial officer effective January 10, 2019.

Mr. Rowland, 57, has been the Company’s chief financial officer since July 2013. From October 2006 to July 2013, he was the Company’s senior vice president—Finance. Previously, Mr. Rowland was the Company’s managing director—Finance Operations from July 2001 to October 2006. Prior to assuming that role, he served as the Company’s finance director—Communications, Media & Technology operating group and as the Company’s finance director—Products operating group. Mr. Rowland previously served on the board and as chair of the Audit Committee for Avanade Inc., a joint venture of the Company and Microsoft Corporation. From April 2015 through the merger of the Company’s subsidiary Accenture Holdings plc with and into Accenture plc in March 2018, Mr. Rowland also served as a director of Accenture Holdings plc. Mr. Rowland has deep knowledge of Accenture’s business, the global marketplace and the competitive environment and has acquired that understanding through his executive roles as chief financial officer, managing director and finance director.

KC McClure, 53, has been managing director—Finance Operations at the Company since June 2018, where she led the Company’s finance operations across the entirety of Accenture’s businesses. From December 2016 to May 2018, she was the Company’s finance director for the Communications, Media & Technology operating group. Prior to assuming that role, she served as head of investor relations for the Company from September 2010 to November 2016, and from March 2002 to August 2010, she served as the Company’s finance director for the Health & Public Service operating group. Ms. McClure has been with Accenture for 30 years.

Mr. Nanterme has entered into an amendment to his employment agreement pursuant to which he will serve as advisor to the CEO.

No determination regarding compensation arrangements relating to Mr. Rowland’s appointment as interim chief executive officer or Ms. McClure’s appointment as chief financial officer have been made as of the date of filing of this Current Report on Form 8-K.

A copy of the Company’s news release issued on January 11, 2019 regarding these changes is filed as Exhibit 99 to this Form 8-K.

Item 8.01 Other Events

In light of Mr. Nanterme’s resignation as a director, Mr. Nanterme will not stand for election at the Company’s 2019 annual general meeting of shareholders, to be held on February 1, 2019. Any shares represented by proxy cards or voting instructions returned before the annual general meeting will not be voted for Mr. Nanterme. Any shares represented by proxy cards or voting instruction forms returned to the Company will be voted for the election of Mr. Rowland as a director pursuant to the discretionary voting authority granted to the proxies.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99	News Release of Accenture, dated January 11, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 11, 2019	ACCENTURE PLC

	By:	/s/ Joel Unruch
	Name:	Joel Unruch
	Title:	Corporate Secretary